EXHIBIT 99.1
For Immediate Release
Contact: Robert Copple or Nikki Sacks
972-665-1500
CINEMARK HOLDINGS, INC. REPORTS RESULTS FOR SECOND QUARTER 2009
Plano, TX, August 7, 2009 — Cinemark Holdings, Inc. (NYSE: CNK), a leading motion picture exhibitor, today reported results for the three and six months ended June 30, 2009.
Cinemark Holdings, Inc.’s attendance for the three months ended June 30, 2009 increased by 14.4% compared to the three months ended June 30, 2008. The Company’s total revenues for the three months ended June 30, 2009 increased 13.2% to $517.5 million from $457.2 million for the three months ended June 30, 2008. During the three months ended June 30, 2009, admissions revenues increased 15.2% to $339.1 million and concession revenues increased 12.3% to $158.9 million.
Adjusted EBITDA for the three months ended June 30, 2009 increased 21.0% to $120.8 million from $99.8 million for the three months ended June 30, 2008. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income attributable to Cinemark Holdings, Inc. for the three months ended June 30, 2009 increased 20.6% to $18.7 million compared to $15.5 million for the three months ended June 30, 2008. Net income for the three months ended June 30, 2009 included a loss on early retirement of debt of approximately $26.8 million, before income taxes. The loss on early retirement of debt was a result of the repurchase of approximately $402.5 million aggregate principal amount of the Company’s 9 3/4% senior discount notes due 2014, utilizing the proceeds received from the Company’s issuance of $470 million of senior notes due 2019.
“Our strong start to the year accelerated during the second quarter as we benefited from a solid slate of films and outperformed the overall domestic industry box office results. In addition, our international attendance growth continues to outpace U.S. attendance growth,” stated Alan Stock, Cinemark’s Chief Executive Officer. “Consumers continue to prove they value the cinema as one of the most attractive forms of out-of-home entertainment.”
Cinemark Holdings, Inc.’s attendance for the six months ended June 30, 2009 increased by 11.7% compared to the six months ended June 30, 2008. The Company’s total revenues for the six months ended June 30, 2009 increased 9.9% to $943.3 million from $858.2 million for the six months ended June 30, 2008. During the six months ended June 30, 2009, admissions revenues increased 11.2% to $619.0 million and concession revenues increased 9.6% to $288.9 million.
Adjusted EBITDA for the six months ended June 30, 2009 increased 18.9% to $218.8 million from $184.0 million for the six months ended June 30, 2008. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income attributable to Cinemark Holdings, Inc. for the six months ended June 30, 2009 was $36.2 million compared to $20.8 million for the six months ended June 30, 2008.
On June 30, 2009, the Company’s aggregate screen count was 4,889. As of June 30, 2009, the Company had signed commitments to open four new theatres with 34 screens by the end of 2009 and open eight new theatres with 92 screens subsequent to 2009.

Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 8:30 A.M. Eastern time. The call can be accessed live over the phone by dialing (800) 374-1346, or for international callers, (706) 679-3149. A replay will be available shortly after the call and can be accessed by dialing (800) 642-1687, or for international callers, (706) 645-9291. The passcode for the replay is 21534701. The replay will be available until August 10, 2009.
About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark Holdings, Inc. is the second largest motion picture exhibitor in the world in terms of both attendance and the number of screens in operation. As of June 30, 2009, Cinemark operates 424 theatres and 4,889 screens in 39 states in the United States and one Canadian province and internationally in 13 countries, including Brazil, Mexico, Chile, Colombia, Argentina, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala. For more information go to www.cinemark.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed March 13, 2009 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Statement of income data:
Revenues
Admissions	$339,088	$294,425	$618,971	$556,792
Concession	158,926	141,474	288,957	263,631
Other	19,494	21,335	35,380	37,827

Total revenues	517,508	457,234	943,308	858,250

Cost of operations
Film rentals and advertising	190,826	163,799	337,952	301,939
Concession supplies	24,027	23,205	43,744	41,954
Facility lease expense	59,195	56,124	114,933	112,446
Other theatre operating expenses	106,238	95,732	199,316	186,484
General and administrative expenses	23,675	24,495	45,463	45,067
Depreciation and amortization	37,881	38,539	74,337	76,650
Impairment of long-lived assets	3,930	1,342	4,969	5,829
Loss on sale of assets and other	1,186	1,109	1,458	910

Total cost of operations	446,958	404,345	822,172	771,279

Operating income	70,550	52,889	121,136	86,971

Interest expense (1)	(25,649)	(30,061)	(51,113)	(62,134)
Distributions from NCM	5,027	3,403	11,606	8,585
Loss on early retirement of debt	(26,795)	—	(26,795)	(40)
Other income	994	2,224	2,287	5,117

Income before income taxes	24,127	28,455	57,121	38,499
Income taxes	4,320	11,840	18,963	15,481

Net income	$19,807	$16,615	$38,158	$23,018
Less: Net income attributable to noncontrolling interests	1,137	1,092	1,923	2,244

Net income attributable to Cinemark Holdings, Inc.	$18,670	$15,523	$36,235	$20,774

Earnings per share attributable to Cinemark Holdings, Inc.’s common stockholders:
Basic	$0.17	$0.14	$0.33	$0.19

Diluted	$0.17	$0.14	$0.33	$0.19

Other financial data:
Adjusted EBITDA (2)	$120,792	$99,838	$218,780	$183,998

	As of	As of
	June 30,	December 31,
	2009	2008
Balance sheet data:
Cash and cash equivalents	$382,737	$349,603
Theatre properties and equipment, net	1,224,132	1,208,283
Total assets	3,208,046	3,065,708
Long-term debt, including current portion	1,566,568	1,508,462
Stockholders’ equity	864,309	824,227

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Other operating data:
Attendance (patrons):
Domestic	43,922	38,559	81,190	72,850
International	17,198	14,830	34,053	30,265

Worldwide	61,120	53,389	115,243	103,115

Average ticket price (in dollars):
Domestic	$6.29	$6.07	$6.18	$6.00
International	$3.66	$4.06	$3.45	$3.96
Worldwide	$5.55	$5.51	$5.37	$5.40

Concession per patron (in dollars):
Domestic	$2.99	$2.96	$2.92	$2.89
International	$1.61	$1.84	$1.52	$1.74
Worldwide	$2.60	$2.65	$2.51	$2.56

Average screen count (month end average):
Domestic	3,825	3,672	3,789	3,661
International	1,037	1,011	1,037	1,011

Worldwide	4,862	4,683	4,826	4,672

Segment Information
(unaudited, in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
U.S.	$419,575	$360,247	$761,019	$669,047
International	98,962	97,900	184,158	191,009
Eliminations	(1,029)	(913)	(1,869)	(1,806)

Total revenues	$517,508	$457,234	$943,308	$858,250

Adjusted EBITDA (2)
U.S.	$100,576	$78,815	$182,295	$143,691
International	20,216	21,023	36,485	40,307

Total adjusted EBITDA	$120,792	$99,838	$218,780	$183,998

Capital expenditures
U.S.	$27,171	$12,490	$43,422	$38,385
International	10,875	8,625	17,496	13,531

Total capital expenditures	$38,046	$21,115	$60,918	$51,916

Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income	$19,807	$16,615	$38,158	$23,018
Income taxes	4,320	11,840	18,963	15,481
Interest expense (1)	25,649	30,061	51,113	62,134
Loss on early retirement of debt	26,795	—	26,795	40
Other income	(994)	(2,224)	(2,287)	(5,117)
Depreciation and amortization	37,881	38,539	74,337	76,650
Impairment of long-lived assets	3,930	1,342	4,969	5,829
Loss on sale of assets and other	1,186	1,109	1,458	910
Deferred lease expenses (3)	1,034	914	2,121	2,146
Amortization of long-term prepaid rents (3)	360	425	750	829
Share based awards compensation expense (4)	824	1,217	2,403	2,078

Adjusted EBITDA (2)	$120,792	$99,838	$218,780	$183,998

(1)	Includes amortization of debt issue costs and excludes capitalized interest.

(2)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, loss on early retirement of debt, other income, depreciation and amortization, impairment of long-lived assets, loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

(3)	Non-cash expense included in facility lease expense.

(4)	Non-cash expense included in general and administrative expenses.

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